FEE WAIVER AGREEMENT

(UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund, UBS Tax-Free Preferred Fund and UBS Select ESG Prime Preferred Fund)

UBS SERIES FUNDS

1285 Avenue of the Americas

New York, New York 10019

Dated as of December 23, 2019

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Prime Preferred Fund, UBS Select Government Preferred Fund, UBS Select Treasury Preferred Fund, UBS Prime Preferred Fund, UBS Tax-Free Preferred Fund and UBS Select ESG Prime Preferred Fund (each, a “Fund”) are series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive 0.04% of the 0.08% administrative fee otherwise payable to you by each Fund through December 31, 2020.

3. You further agree that you will continue the administrative fee waiver under Paragraph 2 above until the later of December 31, 2020 or the date on which a Fund’s prospectus is updated to reflect superseding waiver arrangements, if any, or the termination thereof.

4. This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to a Fund.

5. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUNDS, ON BEHALF OF ITS UBS SELECT PRIME PREFERRED FUND, UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT TREASURY PREFERRED FUND, UBS PRIME PREFERRED FUND, UBS TAX-FREE PREFERRED FUND AND UBS SELECT ESG PRIME PREFERRED FUND, SEVERALLY AND NOT JOINTLY

By:	/s/ Joanne Kilkeary	By:	/s/ Nancy Osborn
Name:	Joanne Kilkeary	Name:	Nancy Osborn
Title:	Vice President & Treasurer	Title:	Vice President & Assistant Treasurer

The foregoing Agreement is hereby

accepted as of December 23, 2019

UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Associate General Counsel	Title:	Executive Director and Deputy General Counsel

2